Exhibit 99.2

For release: IMMEDIATELY

For additional information contact: Thomas R. Pilholski – 602.652.9600

EAGLEPICHER HOLDINGS, INC. ANNOUNCES
SECOND QUARTER 2003 FINANCIAL RESULTS

     Phoenix, Arizona, July 11, 2003 – EaglePicher Holdings, Inc. announces second quarter 2003 financial results and is pleased to report operating income of $21.3 million, an improvement of $31.6 million compared to an operating loss of $10.3 million in 2002. Net sales in the second quarter of 2003 were $178.7 million, a decrease of $3.2 million, or 1.7%, from $181.9 million in 2002, or 1.0% excluding the impact of a business divested in 2002. Net income for the second quarter of 2003 was $7.7 million, an improvement of $29.7 million compared to a net loss of $22.0 million in 2002. Income applicable to common shareholders for the second quarter of 2003 was $3.5 million, an improvement of $29.2 million compared to a loss of $25.7 million in 2002.

     For the first six months of 2003, operating income was $32.4 million, an improvement of $38.1 million compared to an operating loss of $5.7 million in 2002. Net sales in the first six months of 2003 were $345.6 million, an increase of $5.1 million, or 1.5% from $340.6 million in 2002, or 2.3% excluding the impact of a business divested in 2002. Net income for the first six months of 2003 was $8.9 million, an improvement of $37.0 million compared to a net loss of $28.1 million in 2002. Income applicable to common shareholders for the first six months of 2003 was $0.7 million, an improvement of $36.1 million compared to a loss of $35.4 million in 2002

Sales

     The decrease in net sales for the second quarter of 2003, excluding the impact of a business divested in 2002, of 1.0% was due to sales decreases of 9.1% in our Automotive Hillsdale business and 5.0% in our Filtration and Minerals business, partially offset by strong increases of 17.7% in our Automotive Wolverine business and 35.5% in our Technologies’ Power Group.

     The decreases in our Automotive Hillsdale business were primarily due to the continued phase out of a Ford Company automotive transmission pump program ($3.5 million) and volume decreases ($4.1 million, or 4.4%) related to other mature program phase outs and reduced North American automotive builds. The volume decline related to the North American automotive build was below the industry estimated averages of approximately 7-8% in the second quarter of 2003 due to our strong position with Japanese automotive manufacturers, which represent approximately 35% of our Hillsdale division’s sales, and a strong presence on General Motors light truck platforms. The 5% decline in our Filtration and Minerals business was primarily the result of lower volumes. The 17.7% increase in our Automotive Wolverine business was the result of a 10% year over year volume increase, despite lower North American automotive production levels, driven by increased penetration of the aftermarket and small engine markets, new programs with original equipment manufactures through Federal Mogul and Taiho, and favorable foreign currency as a result of the strengthening of the Euro. Finally, the $8.9 million, or 35.5%, increase in our Technologies Power Group sales is primarily related to new programs, improved pricing, and increased defense spending, as well as an increase of $0.6 million, or 24.7%, in our commercial power sales, as a result of new sales initiatives in the commercial market.

     The increase in net sales for the first six months of 2003, excluding the impact of a business divested in 2002, of 2.3% was due to strong increases of 17.5% in our Automotive Wolverine business and 38.4% in our Technologies’ Power Group, partially offset by decreases of 5.7% in our Automotive Hillsdale business and 3.4% in our Filtration and Minerals business.

     The increase in our Automotive Wolverine business was the result of a 10% year over year volume increase, despite lower North American automotive production levels, driven by increased penetration of the aftermarket and small engine markets, new programs with original equipment manufactures through Federal Mogul and Taiho, and favorable foreign currency as a result of the strengthening of the Euro. The $18.3 million, or 38.4%, increase in our Technologies’ Power Group sales is primarily related to new programs, improved pricing, and increased defense spending, as well as an increase of $1.6 million, or 33.2%, in our commercial power sales, as a result of new sales initiatives in the commercial market. The decreases in our Automotive Hillsdale business were due to the continued phase out of a Ford Company automotive transmission pump program ($6.3 million) and volume decreases ($1.9 million, or 1.0%) related to other mature program phase outs and reduced North American automotive builds. This volume decline related to the North American automotive build is below the industry estimated averages of approximately 3-4% in the first six months of 2003 due to our strong position with Japanese automotive manufacturers, which represent approximately 35% of our Hillsdale division’s sales, and a strong presence on General Motors light truck platforms. The 3.4% decline in our Filtration and Minerals business was primarily the result of lower volumes.

Earnings

     The significant improvement in earnings in the second quarter of 2003 and the first six months of 2003 compared to the comparable 2002 periods was primarily attributable to:

a.	$2.0 million of higher gross margin in the second quarter of 2003 ($6.0 million in the first six months of 2003) due primarily to a 1.5 point gross margin increase due to productivity improvements in our Automotive and Technologies Segments, and improved sales mix and pricing in our Technologies Segment. These gross margin improvements were achieved despite increased pension costs of $1.2 million in the second quarter of 2003 and $2.0 million in the first six months of 2003, which had an impact of approximately 0.7 points on margin improvement;

b.	$4.0 million of goodwill amortization expense in the second quarter of 2002 ($7.9 million in the first six months of 2002) which we are no longer required to record with the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, on December 1, 2002. We have completed our initial impairment test required by this accounting standard and have determined we will not recognize an impairment charge related to the adoption of this accounting standard;

c.	$19.1 million in special charges in the second quarter of 2002 ($20.7 million in the first six months of 2002) related to legal expenses and legal settlements, divestitures, restructuring expenses and other unusual charges;

d.	$5.7 million gain in the second quarter of 2003 primarily related to the settlement of a claim with our insurance carrier over the coverage on a fire which occurred at one of our facilities during 2002.

     In addition to the above matters, the increase in net income and income applicable to common shareholders during 2003 was impacted by lower interest expense of $1.9 million in the second quarter of 2003, and $3.6 million in the first six months of 2003, due primarily to lower interest rates and average borrowing levels. Also, a $3.0 million loss was recognized related to the disposal of our Hillsdale U.K. Automotive operation. During the second quarter of 2003, we reached an agreement in principle for the sale of certain assets at our Hillsdale U.K. Automotive operation (a component of our Automotive Segment) for cash of $1.1 million. This sale closed on June 11, 2003. In addition, we will be winding down the remaining operations of our Hillsdale U.K. Automotive operation during 2003. Accordingly, effective May 31, 2003, upon receipt of authority from our Board of Directors, we discontinued the operations of our Hillsdale U.K. Automotive operation and restated all prior period financial statements. We expect to incur approximately $1.2 million in additional shutdown costs in 2003 that have not been accrued as of May 31, 2003.

Cash Flows

     Operating activities used $11.8 million in cash during 2003 compared to providing $61.6 million in 2002. In 2002, cash flows from operating activities were impacted by our net loss of $28.2 million, which was offset by non-cash charges of $32.0 million from depreciation and amortization, $6.0 million from losses from divestitures, and $3.1 million from insurance related losses, which results in cash sources of $12.9 million compared to a similarly calculated amount in 2003 of $30.2 million. The 2003 amount of $30.2 million, an improvement of $17.3 million over 2002, is comprised of our net income of $8.9 million, and non-cash charges of $24.0 million from depreciation and amortization, $3.0 million from provisions from discontinued operations, and ($5.7) million from insurance related gains. The cash flow for 2002 was also increased by $48.7 million due to changes in certain assets and liabilities, resulting in net cash provided by operating activities of $61.6 million primarily due to $52.4 million of proceeds from the sale of receivables to our unconsolidated qualifying special purpose entity. The cash flow for 2003 was reduced by $42.0 million due to changes in certain assets and liabilities, resulting in net cash used in operating activities of $11.8 million, primarily due to $20.1 million of payments to reduce the amounts outstanding under our accounts receivable asset-backed facility, approximately $12.0 million for payments on restructuring and legal matters which were expensed in 2002, and other working capital uses, primarily increases in accounts receivable and inventory and decreases in accounts payable.

     Capital expenditures for the first six months of 2003 was $8.8 million and for the first six months of 2002 was $8.5 million.

     In addition, during the second quarter of 2003, we sold to our controlling common shareholder, Granaria Holdings B.V., Bert Iedema, one of our directors and an executive officer of Granaria Holdings B.V., and certain of our executive officers the 69,500 shares of common stock held in our Treasury for $13.00 per share, or $0.9 million.

     We also report the following as of May 31, 2003:

•	Total indebtedness, including our net capital investment in our receivables securitization, of $396.9 million.

•	Cash on hand of $13.5 million.

•	Availability of $71.5 million under our various credit facilities.

     We were in compliance with all covenants under our various credit facilities as of May 31, 2003.

Outlook

     Projected sales for 2003 are estimated to be in the range of $690.0 million to $700.0 million compared to $682.8 million in 2002, which is restated to exclude our Hillsdale U.K. Automotive operation, which was accounted for as a discontinued operation in the second quarter of 2003. The sales estimate for 2003 reflects the anticipated decrease in sales of approximately $15.0 million related to the phase-out of a Ford Company automotive transmission pump program in our Hillsdale Division and the current uncertainty regarding industry forecasted automotive builds for 2003.

     We are projecting 2003 Operating Income to be in the range of $59.2 million to $63.2 million, which includes the insurance gain of $5.7 million recognized in the second quarter of 2003. This amount also includes $45.0 million of depreciation and amortization, and excludes $0.5 million of non-operating income. These Operating Income estimates also include $3.0 million of expense related to non-cash provisions for our long-term bonus program, which for purposes of determining our debt covenant calculations are added back to Operating Income. On the basis of these projections, we believe we will be in compliance with all covenants under our various credit facilities during 2003.

Senior Secured Credit Facility and Senior Notes Refinancing

     We are currently negotiating a new senior secured credit facility in the approximate amount of $275.0 million to replace our current credit facility, which provided for an original term loan of $75.0 million, as amended, and a $220.0 million revolving facility.

     In July 2003, we also announced the commencement of a cash tender offer and consent solicitation for our 9 3/8% Senior Subordinated Notes Due 2008 (the “Notes”). We are seeking to acquire any and all of our approximately $220.0 million of Notes outstanding. The consent solicitation seeks consent of the holders of the Notes to amend the indenture governing the Notes to eliminate certain of the restrictive covenants and other contractual obligations. The tender offer and consent solicitation are being made in accordance with and subject to the terms and conditions stated in EaglePicher Incorporated’s Offer to Purchase and Consent Solicitation Statement dated July 9, 2003. EaglePicher Incorporated intends to finance the tender offer and consent solicitation with the proceeds of its offering of approximately $220.0 million aggregate principal amount of senior unsecured notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), together with other funds. The securities to be offered have not been offered or sold in the United States, absent registration or an applicable exemption from such registration requirements. There is no assurance that this offering will be successful.

     This news release contains statements which, to the extent that they are not recitations of historical fact, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to maintain existing relationships with customers, demand for our products, our ability to successfully implement productivity improvements and/or cost reduction initiatives; our ability to develop, market and sell new products, our ability to obtain raw materials, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which we operate, as well as factors discussed in our filings with the U.S. Securities and Exchange Commission.

     All of our operations are conducted through our wholly-owned subsidiary EaglePicher Incorporated (“EPI”) and its subsidiaries. EPI, founded in 1843, is a diversified manufacturer of industrial products for the automotive, defense, aerospace and other industrial markets worldwide.

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July 11, 2003

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